EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Financial Engines, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-209366) and on Form S-8 (Nos. 333-166790, 333-179609, 333-186790, 333-202212, 333-209615, and 333-216281) of Financial Engines, Inc. of our report dated February 22, 2018, with respect to the consolidated balance sheets of Financial Engines, Inc. and its subsidiaries as of December 31, 2016 and 2017, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2017, whose report appears in the December 31, 2017 annual report on Form 10 K of Financial Engines, Inc.

/s/ KPMG LLP

Santa Clara, California

February 22, 2018